EXHIBIT 21
              21  Subsidiaries of Registrant

                  Wholly-owned Subsidiaries of RMS TITANIC (2/29/2004)

                                                              Jurisdiction under
                                                              the laws of which
                                                              organized.

                  Seatron Limited                             United Kingdom